Exhibit 99.2

LONE STAR VALUE INVESTORS, LP

c/o Lone Star Value Management, LLC

53 Forest Avenue, 1st Floor

Old Greenwich, Connecticut 06870

April 19, 2015

BY ELECTRONIC MAIL

Ciber, Inc.

6363 South Fiddler’s Green Circle, Suite 1400

Greenwood Village, Colorado 80111

Attn:                    M. Sean Radcliffe

Senior Vice President, General Counsel and Secretary

sradcliffe@ciber.com

Re:                             Notice of Withdrawal of Stockholder Nomination of Individuals for Election as Directors at the 2015 Annual Meeting of Stockholders of Ciber, Inc.

Dear Mr. Radcliffe:

On February 27, 2015, Lone Star Value Investors, LP, a Delaware limited partnership (“Lone Star Value Investors”), delivered a letter (the “Nomination Letter”) to Ciber, Inc., a Delaware corporation (the “Company”), notifying the Company as to the nomination of three (3) nominees, Richard K. Coleman, Jr., Robert G. Pearse and Joshua E. Schechter, for election to the Board of Directors of the Company at the 2015 annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

In connection with the understanding between Lone Star Value Investors and the Company set forth in the Company’s letter of April 19, 2015, Lone Star Value Investors hereby irrevocably withdraws the Nomination Letter.

Very truly yours,

LONE STAR VALUE INVESTORS, LP

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Authorized Signatory